Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Amendment No. 7 to Registration Statement No. 333-134750 of (i) our report dated April 28, 2006 relating to the financial statements of ONEOK Texas Field Services, L.P., (ii) our report dated June 2, 2006 (August 31, 2006 as to Note 6) relating to the consolidated financial statements of Eagle Rock Pipeline, L.P., (iii) our report dated June 2, 2006 relating to the balance sheet of Eagle Rock Energy Partners, L.P., (iv) our report dated June 2, 2006 relating to the balance sheet of Eagle Rock Energy GP, L.P., (v) our report dated June 2, 2006 relating to the statement of net assets acquired (the Brookeland and Masters Creek acquired assets) as of March 31, 2006 and (vi) our report dated June 2, 2006 relating to the statements of revenues and direct operating expenses (the carve-out financial statements for Brookeland and Masters Creek), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Houston, Texas
October 13, 2006